AMENDMENT TO THE
MANAGED PORTFOLIO SERIES
CUSTODY AGREEMENT

THIS AMENDMENT dated as of the 21st day of May, 2014, to the Custody Agreement, dated as of April 6, 2011, as amended  (the "Agreement"), is entered into by and between MANAGED PORTFOLIO SERIES, a Delaware statutory trust (the "Trust") and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add the
Muhlenkamp Fund; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the exhibits and add the following series of Managed Portfolio Series:

Exhibit U, the Muhlenkamp Fund, is hereby added and attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MANAGED PORTFOLIO SERIES	U.S. BANK, N.A.

By: /s/ James R. Arnold	By: /s/ Michael R. McVoy

Name: James R. Arnold	Name: Michael R. McVoy

Title: President	Title: Senior Vice President

Exhibit U to the
Managed Portfolio Series Custody Agreement

Name of Series
Muhlenkamp Fund

Custody Services Fee Schedule at May, 2014

Annual Fee Based Upon Market Value Per Fund
[…] basis points on the first $[…]million of average daily market value of all long securities and cash held in the portfolio
[…]basis points on the next $[…]million
[…]basis points on the next $[…]million
[…]basis points on the balance

Plus portfolio transaction fees

Portfolio Transaction Fees
▪	$[…]– Book entry DTC transaction/Federal Reserve transaction/principal paydown
▪	$[…]– Repo agreement/reverse repurchase agreement/time deposit/CD or other non-
                         depository transaction
▪	$[…]– Option/SWAPS/future contract written, exercised or expired
▪	$[…]– Mutual fund trade/Fed wire/margin variation Fed wire
▪	$[…]– Physical transaction
▪	$[…]– Check disbursement (waived if U.S. Bancorp is Administrator)
▪	$[…]– Segregated account per year

▪	A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
▪	No charge for the initial conversion free receipt.
▪	Overdrafts – charged to the account at prime interest rate plus […].

Out-Of-Pocket Expenses
Including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, and extraordinary expenses based upon complexity.

Additional Services
Additional fees apply for global servicing.  Fund of Fund expenses quoted separately.

Fees are calculated pro rata and billed monthly.

Advisor’s Signature below acknowledges approval of the domestic and global fee schedules on this Exhibit U.

Muhlenkamp & Company, Inc.

By: /s/ Anthony W. Muhlenkamp

Printed Name: Anthony W. Muhlenkamp

Title: President, Muhlenkamp & Co. Inc.      Date: July 2, 2014

Exhibit U (continued) to the Managed Portfolio Series Custody Agreement

Additional Global Sub-Custodial Services Annual Fee Schedule at May, 2014

[…]

*Safekeeping and transaction fees are assessed on security and currency transactions.

Base Fee - A monthly charge per account (fund) will apply based on the number of foreign securities held.
▪	1-25 foreign securities: $[…]
▪	26-50 foreign securities: $[…]
▪	Over 50 foreign securities: $[…]
▪
Euroclear – Eurobonds only.  Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge.  In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge.

▪	For all other markets specified above, surcharges may apply if a security is held outside of the local market.

Tax Reclamation Services: Tax reclaims that have been outstanding for more than 6 (six) months with the client will be charged $[…] per claim.

Out of Pocket Expenses
▪
Charges incurred by U.S. Bank, N.A. directly or through sub-custodians for local taxes, stamp duties or other local duties and assessments, stock exchange fees, foreign exchange transactions, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.

▪
A surcharge may be added to certain out-of-pocket expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses.  Also, certain expenses are charged at a predetermined flat rate.

▪	SWIFT reporting and message fees.